Exhibit 16.1

June 20, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Aberdeen Indonesia Fund, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Aberdeen Indonesia Fund, Inc. dated June 15, 2017.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

Item 4.01. Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

On June 13, 2017, the Board of Directors (the “Board”) of Aberdeen Indonesia Fund, Inc. (the “Fund”) approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Fund, effective June 15, 2017. The Board’s decision to approve the dismissal of PwC was recommended by the Audit Committee of the Board. On June 15, 2017, the Fund dismissed PwC.The reports of PwC on the Fund’s financial statements as of and for the two most recent fiscal years (ended December 31, 2016 and December 31, 2015) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the Fund’s two most recent fiscal years (ended December 31, 2016 and December 31, 2015) the subsequent interim period through June 15, 2017, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years.

During the Fund’s two most recent fiscal years (ended December 31, 2016 and December 31, 2015) and the subsequent interim period through June 15, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund set forth above. A copy of PwC’s letter dated June 20, 2017 is filed as Exhibit 16.1 to this Form 8-K.